Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

[•], 2014

Wells Fargo Real Estate Investment Corporation,

90 South 7th Street, 13th Floor,

Minneapolis, Minnesota 55402.

Dear Sirs:

We have acted as your counsel in connection with the filing of the Registration Statement on Form S-11, filed on [•], 2014 (the “Registration Statement”), by Wells Fargo Real Estate Investment Corporation (the “Company”).

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by the Company, dated [•], 2014 (the “Company Certificate”).

In rendering this opinion, we have also assumed, with your approval, that the statements and representations made in the Company Certificate are true and correct, and that the Company Certificate has been executed by appropriate and authorized officers of the Company.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Wells Fargo Real Estate Investment Corporation	-2-

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various REIT qualification tests.

Furthermore, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Federal Income Tax Considerations” in the Registration Statement is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,